EXHIBIT 10.1

STATE OF NORTH CAROLINA	)	CONFIDENTIAL TRANSITION
	)	AGREEMENT AND RELEASE OF CLAIMS
COUNTY OF MECKLENBURG	)
     THIS AGREEMENT made and entered into by and between Belk, Inc. and subsidiaries, including but not limited to Belk Stores Services, Inc., and Belk Merchandising LLC (hereinafter referred to as “Belk” or “the Company”), and Mary R. Delk (hereinafter referred to as “Ms. Delk”).
     WHEREAS, Belk and Ms. Delk agree that it is the best interest of both Belk and Ms. Delk that her employment relationship with Belk be terminated; and
     WHEREAS, Belk and Ms. Delk agree that it is in the best interest of each that the terms and conditions of her separation of employment be expressly set forth;
     NOW, THEREFORE, in consideration of the mutual covenants and promises stated in this document by Belk and Ms. Delk to each other and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged by the parties, the parties agree that:
     1. Official Retirement Date. Ms. Delk will continue her active employment with Belk through June 30, 2006, which will be her last day of active work. Belk will pay Ms. Delk through June 30, 2006, at her current rate of pay as set forth in Paragraph 2 so long as she is actively working for Belk. Ms. Delk will then be paid for ten (10) accrued, but unused, vacation days as set forth in paragraph 2. Ms. Delk will not be paid for any unused personal days. Ms. Delk then will be paid fifty-six (56) weeks of severance pay which ends on July 27, 2007 as set forth in paragraph 2. Ms. Delk’s official retirement date from Belk will be July 27, 2007.
     If Belk hires a replacement for Ms. Delk prior to June 30, 2006, Belk shall have the right to discontinue the active employment of Ms. Delk. In such event, Ms. Delk will be paid by Belk through June 30, 2006 as if she were actively employed. Ms. Delk would then be paid the vacation and severance pay as set forth above. Ms. Delk will accrue no vacation days for fiscal year 2008.

     Belk and Ms. Delk may agree that her last day of active work may be in the period between April 29, 2006 and June 30, 2006. If Belk and Ms. Delk agree that her last day of active work occurs between April 29, 2006 and June 30, 2006, then she will be paid thru her last day of active work and the vacation and severance pay will then be paid starting from the last day of active work and her date of retirement will be adjusted accordingly. In the event that Ms. Delk’s last day of active work is prior to April 29, 2006, then Belk will only pay her current rate of pay thru the date of her last day of active work, and she will receive no severance pay; however, Ms. Delk will be paid for ten (10) accrued, but unused, days of vacation.
     2. Payments. For the active work period and the severance pay period, Ms. Delk will be paid at her current rate of pay of $10,074.76 per week minus standard tax and required and authorized deductions. Payments will be paid bi-weekly. The final pay period will end on July 27, 2007, unless adjusted pursuant to paragraph 1.
          The vacation and severance payments to be made by Belk pursuant to this Agreement shall be paid if Ms. Delk becomes employed with another employer.
          If Ms. Delk resigns or is terminated for cause from Belk prior to April 29, 2006, she shall receive only accrued vacation pay and her official retirement date shall be adjusted accordingly.
          Termination “for cause” includes, but is not limited to, the following examples:
•	Unlawful harassment
•	Dishonesty or theft
•	Falsifying company documents
•	Gross insubordination
•	Crimes involving use of illegal drugs or alcohol
•	Conviction of a crime of dishonesty or violence, even if not concerning work at Belk
•	Disruptions in the workplace, including use of racial or ethnic slurs and particularly offensive profanity
•	Fighting, threats or intimidation of bodily harm, or any use of or threat of violence
•	Having a dangerous weapon on company property without prior authorization by the facility manager
•	Misusing legally prescribed drugs while on the job
•	Tape recording conversations with managers or other associates without their prior knowledge and consent
•	Violation of the Belk Acceptable Business Practices Policy

     During the active work period and any severance pay period Belk agrees that Ms. Delk’s current benefits with Belk (including, but not limited to, 401(k) Company basic contributions, Supplemental Executive Retirement Plan (SERP), Deferred Compensation Plan, 401(k) Restoration Plan and the Company match to pre-tax contributions by Ms. Delk, if any, to the Company 401(k) plan) will remain in effect so long as Ms. Delk pays her required benefit contributions, if any.
     Belk agrees that it will provide first class resume services and printing at Belk’s expense for Ms. Delk for 12 weeks following the effective date of this Agreement.
     Ms. Delk shall not be entitled to any bonus payments for fiscal year 2007 and fiscal year 2008.
     Belk shall not reimburse Ms. Delk for any relocation expenses for herself and her family.
     Ms. Delk shall not be entitled to receive any Belk employee merchandise discount after her last day of active employment.
     3. Release and Additional Promises. In consideration of the payments provided by Belk in paragraph 2, Ms. Delk agrees as follows:
a.	Release of Rights. That for herself and her attorney, heirs, executors, administrators, successors and assigns, she fully discharges and releases Belk (including its officers, directors, managers, supervisors, and/or agents), any parent, or affiliated companies (including their officers, directors, managers, supervisors, or agents) from all administrative charges, lawsuits, causes of action, employment contracts, demands, and claims for damages whatsoever in law or equity regarding her employment and/or separation of employment that she now knows or should know that exist against Belk, arising under any state or federal statutory or common laws, including but not limited to, all claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. §§ 621, et seq.; the Older Workers Benefit Protection Act; Title VII of the Civil Rights Act of 1964 (“Title VII”), 42 U.S.C. § 2000e, et seq.; the Americans with Disabilities Act (“ADA”), 42 U.S.C. § 12101, et seq.; the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. § 1001, et seq.; the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), 29 U.S.C. § 1161, et seq; the Equal Pay Act of 1963; the Vocational Rehabilitation Act of 1973; the Civil Rights Acts of 1866, 1871 and 1991; Section 1981 of the Civil Rights Act of 1866; the North Carolina Equal Employment Practices Act, N.C.G.S.

§143-422.1 et seg.; any state wage payment laws; or claims alleging wrongful termination, retaliation, whistleblower protection, and/or seeking damages for mental and/or emotional distress, breach of implied or expressed contract, whether oral or written, tortuous interference with contractual relations, breach of promise, failure to hire, misrepresentation, negligence, fraud, estoppel, defamation, intentional or negligent infliction of emotional distress, loss of consortium, violation of public policy, wrongful, abusive or constructive discharge, or any other employment related tort; or any other Federal, State, or local law relating to employment.

This Agreement is not intended to waive any claims that may arise after the date this Agreement is executed or any rights or claims to test the knowing and voluntary nature of the release of claims in this Agreement under the Older Workers Benefit Protection Act, as amended.

This Agreement is not intended to waive any claims that may arise under the Fair Labor Standards Act, 29 U.S.C. § 201, et seq., or the Family Medical Leave Act.

This Agreement does not waive or release any rights for indemnification, if any, that Ms. Delk may have pursuant to the bylaws of Belk, Inc. and pursuant to any Directors and Officers Liability Insurance Policies which are maintained by Belk.

b.	No Reinstatement or Further Employment. Ms. Delk agrees that she will not seek or hereafter apply for employment or reinstatement of employment with Belk or any affiliated or subsidiary companies, and that Belk has no obligation to consider her for employment or reinstatement. Ms. Delk further agrees that if she does apply for re-employment, Belk may deny her employment under this Agreement, without recourse. Provided however Belk may, from time to time in its sole discretion, retain Ms. Delk as a consultant under such terms and conditions as may be agreed to by Belk and Ms. Delk.

c.	Confidentiality. Ms. Delk agrees that the provisions of this Agreement are confidential and that the terms of this Agreement, including the amount of any payment made as outlined in paragraph 2 above, will not be divulged or disclosed in any manner whatsoever to any person other than her attorney in a legally recognized privileged communication; except that Ms. Delk may communicate the terms of this Agreement to her accountant or tax return preparer to the extent necessary in preparing her tax returns or to receive relevant tax advice, and may disclose such terms to her spouse and to her financial planner. Ms. Delk may also make such additional disclosures as may be required by law, compelled by judicial process, requested by a government agency, or as necessary to enforce any term of this Agreement. The persons to whom authorized disclosures are made shall be advised that further disclosure of the information is not permitted. Ms. Delk agrees that this paragraph is a material provision of this Agreement and that a breach of this term will release Belk from any further obligation under the Agreement and will entitle it to recover all payments made pursuant to this Agreement, including an extra month of wages as liquidated damages, and to receive such other and further legal and equitable relief as may be appropriate, including attorney fees and costs, if proven that Ms. Delk, her tax advisors, spouse, financial planner, or her attorney breaches this provision.

d.	Cooperation. Ms. Delk agrees to reasonably cooperate with Belk as well as its attorneys to provide information regarding events in any matter related to her department or employment with Belk, including, if necessary, providing information for and signing any necessary sworn statements.

e.	No Disparagement. Subject to paragraph (d) above, Ms. Delk agrees not to criticize, disparage, or otherwise demean in any way Belk, its affiliates, or subsidiary companies, officers, directors, managers, or supervisors.

No Disparagement. Likewise, Belk, its affiliates, or subsidiary companies, officers, directors, managers, or supervisors agree not to criticize, disparage, or otherwise demean in any way the professionalism, conduct, reputation and good name of Ms. Delk.

f.	Confidentiality of Information. Ms. Delk acknowledges and agrees that during her employment with Belk she had access to and learned confidential information as a merchandise professional in her capacity as President of Merchandising and Marketing for Belk and she had access to, and learned confidential information relating to various Company matters. Ms. Delk agrees that she will not divulge or disclose in any manner any non-public or confidential information relating to Belk, past and present Belk employees, and matters that she learned about or was involved with during her employment with Belk including rumors and allegations regarding Belk and its past and present employees. Notwithstanding the above, Ms. Delk may make such disclosures of non-public or confidential matters relating to Belk as may be required by law or compelled by judicial process. Ms. Delk agrees that this paragraph is a material provision of this Agreement and that a breach of this paragraph will release Belk from any further obligation under the Agreement and will entitle Belk to recover all payments made pursuant to this Agreement, including an extra month of wages as liquidated damages, and that Belk shall be entitled to receive such other and further legal and equitable relief, including attorney fees and costs, as may be appropriate if proven that Ms. Delk has breached this provision.

g.	Belk agrees that it will not issue an external press release regarding the departure of Ms. Delk from Belk. Belk agrees that the Belk internal communication attached as Exhibit A shall be the sole communication distributed internally at Belk regarding the departure of Ms. Delk.

Belk agrees that H. W. McKay Belk will be the primary contact for prospective employers. Belk agrees that if a prospective employer contacts Belk Corporate Human Resources (Steve Pernotto) or H. W. McKay Belk regarding Ms. Delk that they will communicate only information to a prospective employer which has been mutually agreed upon between Ms. Delk and Belk.

h.	Belk agrees that Ms. Delk may participate in any corporate buy back of Belk, Inc. stock beginning in fiscal year 2007. Belk will not purchase any of Ms. Delk’s Belk, Inc. stock which she currently or may own in the future outside of an approved corporate buy back. Belk does not guarantee what the value of the share price of the Belk, Inc. stock price will be per share at the time of any corporate buy back period. Belk agrees that it will issue to Ms. Delk any Belk, Inc. stock for which she is eligible as a retiree under the Belk Long Term Incentive Plans V (100%), VI (67.7%) and VII (33.3%) and the Transition Stock Plan, which are attached hereto as Exhibit B. Any Belk, Inc. stock issued to Ms. Delk will be in accordance with the terms of Long Term Incentive Plans V, VI and VII and the Belk Transition Stock Plan; provided, however, Belk shall not deem Ms. Delk ineligible for said plans if she subsequently obtains employment after April 29, 2006 with an employer other than Belk. Ms. Delk will not be a participant for any Long Term Incentive Plan or Transition Stock Plan after the end of Belk fiscal year 2007 (February 3, 2007).

i.	From the effective date of this Agreement until Ms. Delk’s last day of active work, Belk agrees that Ms. Delk may take a reasonable number of days off for the purpose of interviewing with prospective employers. Ms. Delk agrees that she shall notify her supervisor, H. W. McKay Belk, in advance of taking any days off for the purpose of interviewing prospective employers. Ms. Delk shall not be charged a vacation day for a day that she uses for interviewing a prospective employer.
     4. No Admission Of Wrongdoing. The parties agree that Belk has no prior legal obligation to make the payments agreed to in paragraph 2 of this Agreement. Further, the parties recognize that this Agreement shall not be construed as an admission of liability or wrongdoing by Belk. Belk denies any wrongdoing or violation of law regarding Ms. Delk, her employment, and/or separation of employment.
     5. General Acknowledgments.
a.	Ms. Delk acknowledges that she possesses sufficient education and experience to fully understand the terms of this Agreement as it has been written, the legal and binding effect of this Agreement, and the exchange of benefits and payments for promises hereunder, and that she has had a full opportunity to discuss or ask questions about all such terms.

b.	Ms. Delk agrees that the only consideration for signing this Agreement are the terms stated above and that no other promises or assurances of any kind have been made to her by Belk or any other person as inducement to sign this Agreement. Therefore, this Agreement constitutes the entire understanding of the parties, and no representation, promise, or inducement not included in this Agreement shall be binding on the parties.
     6. Notification Under The Older Workers Benefit Protection Act.
a.	Time to Consider This Agreement. Ms. Delk acknowledges that she has been provided with a copy of this Agreement and has been given twenty-one (21) consecutive calendar days in which to review and consider the Agreement. Ms. Delk acknowledges that while she has twenty-one (21) consecutive calendar days to review and consider this Agreement, she has the right to sign this Agreement at any time within the twenty-one (21) consecutive calendar days from her receipt of this document. Ms. Delk and Belk agree that any changes to the terms and conditions of this Agreement (whether material or immaterial) will not restart the running of the twenty-one (21) day period.

b.	Legal Counsel. Ms. Delk is advised to consult with legal counsel of her own choosing and seek clarification of any of the terms of the Agreement prior to signing this Agreement. Ms. Delk acknowledges that she has had ample opportunity to consult with an attorney of her own choosing prior to her execution of this Agreement and was encouraged and advised in writing to do so by the Company.

c.	Revocation. Ms. Delk acknowledges that she has a period of seven (7) calendar days following her signing of this Agreement to revoke this Agreement. Any such revocation of the Agreement must be in writing, signed by her, and delivered to Stephen J. Pernotto in the Belk Stores Services Human Resources Office, located at 2801 West Tyvola Road, Charlotte, NC 28217, telephone number (704) 426-1890, on or before the seventh day after signing this Agreement.

d.	When the Terms Become Effective. The terms of the Agreement shall become final and binding only upon expiration of the revocation period provided in subparagraph 6(c) above. No payment shall be made under paragraph 2 until the Agreement becomes final and binding upon the parties.

If Ms. Delk signs this Agreement prior to the end of the twenty-one (21) day time period, she certifies that she knowingly and voluntarily decided to sign this Agreement after considering it less than twenty-one (21) days, and her decision to do so was not induced by Belk through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the twenty-one (21) day time period.
     7. Modification. This Agreement may not be changed orally, but only by an Agreement in writing, signed by the parties.
     8. Successors And Assigns. This Agreement shall inure to and be binding upon the parties hereto, their respective heirs, legal representatives, successors, and assigns. Ms. Delk further agrees that no other person or entity may bring any claim on her behalf falling within the terms of this release and that should any such claim be brought on her behalf, she will cooperate with Belk and its attorneys in seeking a prompt dismissal of that claim. Provided however if at the time of Ms. Delk’s death, or if Ms. Delk is declared mentally incompetent, all of the financial obligations of Belk pursuant to this Agreement have not been completed by Belk, then Ms. Delk’s executor or administrator (if she is deceased) or her personal representative (if she is deemed to be incompetent) shall have the right to bring a claim to enforce any uncompleted financial obligations of Belk pursuant to this Agreement.
     9. Severability. The parties agree that the provisions of this Agreement shall be deemed severable and that the invalidity or unenforceability of any portion of any provision shall not affect the validity or enforceability of other portions of such provision or of other provisions.

Such provisions shall be appropriately limited and given effect to the extent that they may be enforceable.
     10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of North Carolina, except as federal law may apply.
     MS. DELK FURTHER STATES THAT SHE HAS CAREFULLY READ THE FOREGOING TRANSITION AGREEMENT AND RELEASE OF CLAIMS AND KNOWS THE CONTENTS AND SIGNS THE SAME OF HER OWN FREE ACT.
For Mary R. Delk :
Witness my hand and seal this the            day of                     , 2006.

MARY R. DELK
Sworn to and subscribed before me the ______ day of ____________, 2006.

Notary Public
My Commission Expires:
For Belk, Inc. and its subsidiaries
Witness my hand and seal this the            day of                     , 2006.

By:

Stephen J. Pernotto, Executive Vice President
Sworn to and subscribed before me the ______ day of ____________, 2006.

Notary Public
My Commission Expires: